EXHIBIT 10.53

THE PNC FINANCIAL SERVICES GROUP, INC.

OUTSIDE DIRECTORS DEFERRED STOCK UNIT PLAN

(As amended and restated effective January 1, 2015)

1.	Definitions

In this Plan, except where the context otherwise indicates, the following definitions apply:

1.1 Account means the bookkeeping account established for each Outside Director who is entitled to a benefit under the Plan. An Account is established only for purposes of determining the amount of benefits hereunder and not to segregate assets or to identify assets that may or must be used to satisfy benefits. An Outside Director’s Account may be administratively segregated into one or more subaccounts to reflect benefits that are payable at different times and in different forms. As used herein, the term “Account” may refer to a subaccount as the context so requires.

1.2 Beneficiary Designation Form means any form, document or online process provided by or designated by the Corporation or Department that an Outside Director completes and submits in order to make or amend his or her beneficiary designation pursuant to the Plan.

1.3 Board means the Board of Directors of the Corporation.

1.4 Change in Control means a change of control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control will be deemed to have occurred if:

(a) any person, within the meaning given in Section 3(a)(9) of the Exchange Act (including any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act), excluding employee benefits plans of the Corporation and its Subsidiaries, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then-outstanding securities; provided, however, that such an acquisition of beneficial ownership representing between 20% and 40%, inclusive, of such voting power will not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

(b) the Corporation consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Corporation (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such Fundamental Transaction of (i) the Corporation’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c) the shareholders of the Corporation approve a plan of complete liquidation or winding-up of the Corporation or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Corporation’s assets;

(d) as a result of a proxy contest, individuals who, prior to the conclusion thereof, constituted the Board (including, for this purpose, any new director whose election or nomination for election by the Corporation’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

(e) during any period of 24 consecutive months, individuals who, at the beginning of such period, constituted the Board (including, for this purpose, any new director whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease, for any reason, to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

(f) the Board determines that a Change in Control has occurred.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a Subsidiary or division of the Corporation will not by itself constitute a Change in Control.

1.5 Committee means the committee appointed by the Board to administer the Plan, all of the members of which are non-employee directors as defined in Rule 16b-3(b)(3)(i) under the Exchange Act or any similar successor rule. Unless otherwise determined by the Board, the Nominating and Governance Committee of the Board will be the Committee.

1.6 Common Stock means the common stock, par value $5.00 per share, of the Corporation.

1.7 Corporation means The PNC Financial Services Group, Inc. or any successor thereto.

1.8 Deferred Stock Unit means a phantom unit representing the right to receive, in cash, an amount based on the value of a Share pursuant to, and in accordance with, the terms of the Plan.

1.9 Department means the Corporation’s Corporate Secretary’s Department.

1.10 Effective Date means January 1, 2015.

1.11 Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.12 Fair Market Value of a Share on a given date means an amount equal to the fair market value of a Share as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose that uses actual transactions in Common Stock as reported by a national securities exchange or the Nasdaq National Market. In the absence of a method of valuation specifically adopted by the Committee, the Fair Market Value of a Share on a given date will mean the closing price on the New York Stock Exchange of a Share on such date or, if no such price is reported for that day, on the last preceding day for which such price is reported.

1.13 Grant Date means the date on which a Deferred Stock Unit is granted by the Committee or such later date as may be specified by the Committee in authorizing the grant.

1.14 Grantee means an Outside Director to whom a Deferred Stock Unit has been granted pursuant to Section 5 and credited to his or her Account.

1.15 Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

1.16 Outside Director means a member of the Board who is not, on the Grant Date, an officer, as defined in Rule 16a-1(f) under the Exchange Act or any similar successor rule, or employee of the Corporation or a Subsidiary.

1.17 Payment Election Form means any form, document or online process provided by or designated by the Committee or Department for use by an Outside Director to elect the time and manner of payment for amounts credited to his or her Account.

1.18 Plan means The PNC Financial Services Group, Inc. Outside Directors Deferred Stock Unit Plan, as amended from time to time.

1.19 Retirement means the date of the Outside Director’s “separation from service,” as such term is defined under Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance.

1.20 Share means a share of Common Stock.

1.21 Subsidiary means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that is a subsidiary of the Corporation under generally accepted accounting principles.

1.22 Valuation Date means March 31, June 30, September 30, and December 31 of each year, except as otherwise provided in Section 6.5. If any of the preceding dates is not a date on which the New York Stock Exchange is open for business, then the Valuation Date will be the next preceding date on which the New York Stock Exchange is open for business.

2.	Purpose; Eligibility

The Plan is intended to provide a tax-deferred method of compensation to assist the Corporation in attracting, retaining, and motivating Outside Directors of outstanding ability and to promote the identification of their interests with those of the shareholders of the Corporation.

Deferred Stock Units may be granted to each Outside Director (including a Committee member) who is serving on the Effective Date of the Plan, or is elected or appointed and duly qualified thereafter, provided that he or she is serving as an Outside Director on the Grant Date.

3.	Administration; Committee Determinations

The Plan will be administered by the Committee or by the Committee Chair in the exercise of such authority as the Committee may delegate to him or her from time to time.

In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

(a) to determine, in its discretion, the Grant Date, the number or dollar value of Deferred Stock Units to be granted to each Outside Director, the terms upon which Deferred Stock Units may be acquired or forfeited, and the terms and conditions of each grant of Deferred Stock Units, which terms and conditions need not be identical for each Outside Director;

(b) to construe and interpret the Plan;

(c) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan; and

(d) to delegate to officers or managers of the Corporation or any Subsidiary, including, without limitation, members of the Department, the authority to perform administrative functions under the Plan.

Any determinations made or actions taken by the Committee pursuant to this Section 3 or pursuant to any other provision of the Plan will be made or taken by the Committee in its sole discretion and will be final, binding and conclusive for all purposes on all parties, including, without limitation, Outside Directors and Grantees and their designated beneficiaries.

4.	Establishment and Termination of Accounts

The Corporation will establish and maintain an Account in the name of each Outside Director as of the date on which he or she is first granted an award of Deferred Stock Units. Deferred Stock Unit awards will be credited to the Outside Director’s Account on the Grant Date.

5.	Grant of Deferred Stock Units; Dividend Adjustments

5.1 Annual Grants of Deferred Stock Units. The Committee may elect to authorize an annual grant of Deferred Stock Units to each eligible Outside Director, as of a Grant Date specified by the Committee. In such case, the number of Deferred Stock Units credited to a Grantee’s Account will be calculated by dividing the dollar amount specified by the Committee for the annual grant by the Fair Market Value of a Share as of the Grant Date, rounded down to the nearest whole Deferred Stock Unit. The Corporation will credit grants authorized by the Committee pursuant to this Section 5.1, if any, to each eligible Grantee’s Account as of each annual Grant Date until the Committee acts to supersede its standing grant authorization.

5.2 Special Grants of Deferred Stock Units. In addition to annual grants of Deferred Stock Units authorized pursuant to Section 5.1, if any, the Committee may authorize grants on a special or one-time basis to Outside Directors as of such Grant Dates and for such purposes as the Committee may deem necessary or appropriate. The number of Deferred Stock Units credited to a Grantee’s Account pursuant to such grants either will be the number of Deferred Stock Units specified in the grant or will be calculated in the same manner as specified in Section 5.1 for annual grants, as applicable.

5.3 Crediting of Accounts. All Deferred Stock Units granted pursuant to the Plan, together with any adjustments or interest thereon, will be credited directly to the Grantee’s Account, subject to the terms and conditions of the Plan.

5.4 Dividend Adjustments. Deferred Stock Units credited to an Outside Director’s Account will be adjusted for dividends as set forth in this Section 5.4 until such time, if any, as the value of the Outside Director’s Account is fixed, in accordance with Section 10.3 or otherwise pursuant to the Plan.

In the event that the Board declares a cash dividend on Common Stock, the Corporation will credit to each such Outside Director’s Account, on or as soon as practicable after each such dividend payment date, a number of Deferred Stock Units equal in value to the number of Shares that would have been purchased, rounded down to the nearest whole Share, determined using the average of the closing prices of Common Stock in New York Stock Exchange composite transactions for the two trading days immediately preceding the dividend payment date or such other methodology as is then in effect for dividend reinvestment under the Corporation’s Dividend Reinvestment and Stock Purchase Plan, on the basis of the cash dividends that would be paid on a number of Shares equal to the aggregate number of Deferred Stock Units then in such Account.

6.	Payment Elections

6.1 Payment Elections. Each Outside Director will have an opportunity to complete a Payment Election Form for Deferred Stock Unit grants. For an election to be effective for grants made in a particular calendar year, the Outside Director’s Payment Election Form must be completed and submitted in accordance with the procedures established by the Department prior to January 1 of such year. Notwithstanding the previous sentence, in the calendar year in which an Outside Director first becomes an Outside Director, the Outside Director must complete and submit a Payment Election Form in accordance with the procedures established by the Department within 30 days of such person’s becoming an Outside Director, and such Payment Election Form will be effective only for grants made after the Payment Election Form is received.

6.2 Duration, Change or Revocation of Payment Election. An Outside Director’s payment election will become irrevocable as of January 1 of the calendar year for which the election is to be given effect. In the case of a payment election made by an Outside Director within 30 days of such person’s first becoming an Outside Director, the Outside Director’s payment election will become irrevocable on the day such person submits his or her Payment Election Form, as described in Section 6.1, and will apply only to grants made after that date.

Once submitted and effective, an Outside Director’s Payment Election Form will remain in effect unless and until such Payment Election Form is revoked or a new valid Payment Election Form is submitted in accordance with this Section 6.2 that supersedes the existing Payment Election Form.

An Outside Director may change or revoke his or her Payment Election Form at any time before January 1 of the calendar year for which such Payment Election Form will be given effect by submitting a new, properly completed Payment Election Form or by following such other procedures as are established by the Department for such purpose. An Outside Director’s change or revocation of his or her Payment Election Form will be effective beginning with any grants made in the first calendar year that commences after written notice of the change or revocation is received.

6.3 Time and Manner of Payment. An Outside Director shall specify the time and manner of payment of the grants to which the Payment Election Form applies.

Time of Payment. The Outside Director may elect payment beginning on any of the following dates: (1) Retirement; (2) attaining age 72; (3) the earlier of Retirement and attaining age 72; or (4) the later of a specified date that is one of the Valuation Dates in a given year and Retirement.

Manner of Payment. The Outside Director may elect payment either (1) in a lump sum or (2) in a designated number of annual installments, not to exceed 10 annual installments.

If no valid payment election is made the Outside Director will be deemed to have elected payment in a lump sum beginning on his or her Retirement.

6.4 Subsequent Elections. An Outside Director who has not already commenced receiving a distribution with respect to a Deferred Stock Unit grant made hereunder (a “Deferred Stock Unit Grant”) may subsequently change either the time or the form of distribution for such Deferred Stock Unit Grant (a “Subsequent Payment Election”); provided that a Subsequent Payment Election may be made only if the Subsequent Payment Election (i) is made by filing a new Payment Election Form no later than 12 months prior to the previously designated payment date for such Deferred Stock Unit Grant, (ii) is not effective until 12 months have elapsed from the date on which the change is made, and (iii) defers the date for payment for such Deferred Stock Unit Grant by at least five years from the previously designated payment date; provided, further, that, for the avoidance of doubt, any such Subsequent Payment Election shall become irrevocable as of the date that is 12 months prior to the previously designated payment date with respect to which the Subsequent Payment Election is made. In the case of a Subsequent Payment Election with respect to a Deferred Stock Unit Grant to be distributed in connection with the Outside Director’s Retirement, the payment date for the Deferred Stock Unit Grant following the Subsequent Payment Election shall be the payment date determined in accordance with Section 6.3 as if the Outside Director’s Retirement occurred on the anniversary of the Outside Director’s actual Retirement that is equal to the product of (A) five multiplied by (B) the number of Subsequent Payment Elections that the Outside Director has made with respect to the Deferred Stock Unit Grant to be distributed in connection with his or her Retirement. In the case of a Subsequent Payment Election with respect to a Deferred Stock Unit Grant to be distributed on the earlier of Retirement and attaining age 72, and if the Outside Director expects his or her Retirement will be after age 72, the Outside Director must make the Subsequent Payment Election by his or her 71st birthday and may elect a payment date that is no earlier than age 77 or Retirement. An Outside Director may make a Subsequent Payment Election in accordance with the procedures established by the Department. For the sake of clarity, this Section 6.4 will permit an Outside Director to extend the payment date(s) (a) for his or her entire Account, or (b) on each grant of Deferred Stock Units made in any particular year.

6.5 Change in Control. Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control: (a) all outstanding Deferred Stock Units credited to Accounts under the Plan for which a value has not already been fixed in accordance with the Plan will be valued as of the time immediately prior to the Change in Control (which will be deemed to be the applicable Valuation Date); (b) all Deferred Stock Units outstanding at the time of the Change in Control will be redeemed for cash; and (c) for each Account under the Plan with a balance outstanding at the time the Change in Control occurs, the entire balance of the Account will be paid out, in cash, to the current or former Outside Director or his or her designated beneficiary, as the case may be, as soon as administratively practicable, but no later than 30 days after the occurrence of the Change in Control.

7.	Beneficiary Designations; Payment Following Death of Outside Director

Each Outside Director may designate, on a Beneficiary Designation Form provided by the Corporation, one or more beneficiaries to receive any unpaid amounts in his or her Account, in the event of his or her death. If the Outside Director has not made a valid beneficiary designation, the value of the Outside Director’s Account at his or her death will be paid to the Outside Director’s surviving spouse, or if none, the Outside Director’s estate.

If an Outside Director should die before full payment of the balance in his or her Account, the designated beneficiary will receive (or, if the Outside Director has specified multiple beneficiaries, the surviving designated beneficiaries will receive in equal shares) payment of such unpaid amounts at the same time and in the same manner as the Outside Director would have received such amounts had he or she survived. Notwithstanding the foregoing, in the event that a designated beneficiary survives the Outside Director but dies before receiving payment of all amounts in the Account due to that beneficiary, the beneficiary’s estate will receive such unpaid amounts in a lump sum within 90 days after the beneficiary’s death. The estate of a beneficiary who has predeceased the Outside Director will have no claim to payments under the Plan.

An Outside Director may amend his or her beneficiary designations at any time by submitting a new, properly completed Beneficiary Designation Form in accordance with the procedures established by the Department for such purpose.

An Outside Director’s beneficiary designation, including an amendment to an existing beneficiary designation, shall be effective immediately upon receipt of such a properly completed Beneficiary Designation Form.

8.	Capital Adjustments

Upon the occurrence of a corporate transaction or transactions (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation (each, a “Corporate Transaction”)), the Committee shall make those adjustments, if any, to the number, class or kind of Deferred Stock Units then outstanding, or shall make such other adjustments, if any, to the amounts in the Accounts, in either case as the Committee deems appropriate in its discretion to reflect the Corporate Transaction(s) such that the rights of the Grantee (or designated beneficiary of a deceased Grantee) are neither enlarged nor diminished as a result of such Corporate Transaction(s). The Corporation shall determine the manner in which any fractional Deferred Stock Units will be treated.

All determinations hereunder shall be made by the Committee, in its sole discretion, and shall be final, binding and conclusive for all purposes on all parties, including without limitation the Grantee or his or her designated beneficiaries.

9.	Account Statements

A statement will be sent, no less frequently than once per quarter, to each current or former Outside Director with a balance in his or her Account as of the most recent Valuation Date. Such statement will (1) list the aggregate number of Deferred Stock Units in the Account, including any adjustments made for dividends pursuant to Section 5.4 or other adjustments pursuant to Section 8, if applicable, and (2) show (a) the aggregate Fair Market Value of such Deferred Stock Units as of such Valuation Date, or (b) if the value of the Account has been fixed, in accordance with Section 10.2 or otherwise pursuant to the Plan, the notional equivalent cash value remaining in the Account, including interest thereon in accordance with Section 10.2, as applicable. The Corporation’s officers may also provide such additional statements, if any, as they may deem appropriate from time to time.

10.	Redemption of Deferred Stock Units for Payment

10.1 Redemption of Deferred Stock Units. The Corporation will redeem Deferred Stock Units credited to the Outside Director’s Account at such times and in such amounts as maybe necessary to distribute cash in accordance with the payment provisions of the Plan.

10.2 Valuation of Deferred Stock Units Redeemed for Payment. Except as set forth below, Deferred Stock Units being redeemed for payment will be valued as of the applicable Valuation Date at the higher of the following: (a) the Fair Market Value of a Share on the applicable Valuation Date; and (b) the average Fair Market Value of a Share for all trading days during the 12-month period immediately preceding the applicable Valuation Date.

If the Outside Director has elected payment with respect to all or a portion of the Deferred Stock Units in his or her Account other than in a lump sum on Retirement, then upon such Outside Director’s Retirement, such Deferred Stock Units as are not required to be redeemed for payment at Retirement will be assigned a notional equivalent cash value as of the Valuation Date immediately following Retirement equal to their value had they been redeemed for a lump sum payment upon Retirement at that time. Thereafter, such fixed amount portion of the Account will not receive adjustments for dividends pursuant to Section 5.4 but will be credited with interest thereon until the Valuation Date immediately preceding payment at a fair market interest rate approved by the Committee. In the absence of a rate or method of determining such rate specifically adopted by the Committee, such rate will be equal to the 10-year U.S. Treasury Note rate as reported in The Wall Street Journal for the last week of the previous calendar quarter (converted to a quarterly rate). For the avoidance of doubt, where the distribution of an Outside Director’s Account that is subject to the foregoing interest rate adjustment coincides with the end of the calendar quarter, the distribution shall be deemed to occur after the determination of the balance of the Account for purposes of crediting interest on the Account.

10.3 Redemption to Be Made in Cash. Deferred Stock Units will be redeemed only for cash.

11.	Account Payments

11.1 Form, Timing and Valuation of Distribution. All payments from an Account will be made solely in cash. Payment will commence within 30 days of the first Valuation Date on or after the date upon which payments are to commence under Section 6.3 (or if applicable, Section 6.4), and the amount to be paid will be based on the Account balance on such Valuation Date, determined in accordance with Section 10.2.

If an Outside Director elected the annual installment payment option, the amount of each installment to be paid will be determined by dividing the balance in the Account to be paid in the form of installments by the number of installments remaining to be paid. The Deferred Stock Units or notional cash value, as the case may be, remaining in an Account subject to installment payouts will continue to be subject to adjustment for dividends in accordance with Section 5.4 or credited with interest in accordance with Section 10.2, as applicable. Each annual installment payment following the first annual installment payment will be paid on or before 30 days after the Valuation Date immediately following each subsequent anniversary of the specified beginning payment date, except as otherwise provided in Section 7 upon the death of a designated beneficiary after beginning to receive payments from the Account but before all amounts due to that designated beneficiary have been paid.

11.2 Unforeseeable Emergency Withdrawal. In the event of an unforeseeable emergency that is a severe financial hardship to an Outside Director resulting from (a) an illness or accident of the Outside Director, the Outside Director’s spouse, the Outside Director’s designated beneficiary, or the Outside Director’s dependent (as defined in Internal Revenue Code Section 152, without regard to Internal Revenue Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), (b) loss of the Outside Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Outside Director, an Outside Director may file a notice with the Department to be presented to the Committee, advising it of the circumstances of the unforeseeable emergency and requesting a withdrawal of such Outside Director’s Account or a portion of the Account. The Committee, in its sole discretion, will make determinations as to what constitutes an unforeseeable emergency in accordance with the requirements under Internal Revenue Code Section 409A and section 1.409A-3(i)(3) of the Treasury Regulations.

Upon approval of the Committee, payment amounts to an Outside Director on account of an unforeseeable emergency will be made in a single lump sum cash payment as soon as administratively practicable, but, in any event, no later than 30 days after such approval. The unforeseeable emergency withdrawal will be based upon the Fair Market Value of a Share on the Valuation Date or, as applicable, the notional cash value, immediately preceding the date that the unforeseeable emergency withdrawal is approved. A withdrawal by an Outside Director on account of an unforeseeable emergency will have no effect on any amounts remaining in such Outside Director’s Account, and will not have any effect on any current or future deferral after the withdrawal. Withdrawals of amounts because of such unforeseeable emergency will only be permitted to the extent reasonably necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Outside Director’s assets, to the extent the liquidation of such assets would not itself cause a financial hardship.

12.	Effective Date of the Plan; Term of the Plan

This amendment and restatement is effective as of January 1, 2015. The Plan was most recently amended and restated effective as of January 1, 2012 and previously amended and restated effective January 1, 2008. For the sake of clarity, grants of Deferred Stock Units on and after January 1, 2008 are to be administered in accordance with this Plan. Grants of Deferred Stock Units on and after January 1, 2005 through December 31, 2007 are to be administered in accordance with The PNC Financial Services Group, Inc. Outside Directors Deferred Stock Unit Plan, as amended and restated effective April 27, 2004, and Internal Revenue Code Section 409A, and its corresponding proposed and final Treasury Regulations and related transition guidance, where applicable. Grants of Deferred Stock Units before January 1, 2005 are to be administered in accordance with The PNC Financial Services Group, Inc. Outside Directors Deferred Stock Unit Plan, as amended and restated effective April 27, 2004, or any other plan documents in effect at the applicable Grant Date.

The Plan will continue in effect until terminated by the Board or the Committee pursuant to Section 14.8. Notwithstanding anything in the Plan to the contrary, no Deferred Stock Units maybe granted under Section 5.1 or Section 5.2 after termination of the Plan or after the occurrence of a Change in Control. The termination of the Plan will not affect the validity of any Deferred Stock Unit, including any features thereof, credited to an Account on the date of termination.

13.	Indemnification of Committee

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Deferred Stock Unit granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Corporation.

14.	Miscellaneous Provisions

14.1 No Right or Obligation of Continued Service. Nothing contained herein will entitle an Outside Director to continue to serve as a member of the Board or require an Outside Director to continue to provide services as a member of the Board. The termination of an Outside Director’s service as a member of the Board will have no effect on his or her rights hereunder, except as otherwise provided herein.

14.2 No Shareholder Rights. The sole interest of an Outside Director hereunder will be the right to receive the cash payments provided for herein as and when the same becomes due and payable. An Outside Director will have no rights as a shareholder of the Corporation with respect to Deferred Stock Units credited to his or her Account.

14.3 Nonalienability. Except for the withholding of any tax under applicable law, no Deferred Stock Units or other amounts credited to an Account or any amount payable at any time hereunder will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind (including as the result of any domestic relations order). Any attempt to alienate, sell, transfer, assign, pledge, attach or otherwise encumber any such Deferred Stock Units or amount, whether currently or hereafter payable, will be void. Except as otherwise specifically provided by law, no Deferred Stock Units or amount payable hereunder will, in any manner, be liable for or subject to the debts or liabilities of an Outside Director or his or her designated beneficiary.

14.4 Withholding. Payments made by the Corporation hereunder will be subject to any applicable tax-withholding requirements and to such other deductions as are required at the time of such payment under any income tax or other law, whether of the United States or any other jurisdiction.

14.5 Headings. Headings used herein are included solely for convenience of reference and shall not alter the meaning or interpretation of any of the provisions of the Plan.

14.6 Successors. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume the Corporation’s obligations hereunder in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. The Plan will inure to the benefit of and be enforceable by each Outside Director and each Outside Director’s personal or legal representatives, designated beneficiaries, executors, administrators, successors, heirs, distributees, devisees and legatees.

14.7 Status as Unsecured Creditor; Funding of Payments. All Account balances will constitute unsecured contractual obligations of the Corporation. In the sole discretion of the Corporation, the Corporation or any of its affiliates may establish or maintain a nonqualified grantor trust and make contributions thereto for the purpose of providing a source of funds to make payments hereunder as they become due and payable; provided, however, that no such trust will result in an Outside Director or any designated beneficiary being required to include in gross income for federal income tax purposes any amounts payable hereunder prior to the date of actual payment. Notwithstanding the establishment or maintenance of any such trust, Outside Directors’ and their designated beneficiaries’ rights hereunder will be solely those of a general unsecured creditor of the Corporation.

14.8 Termination and Amendment of Plan. The Plan may be terminated or amended at any time by the Board upon the recommendation of the Committee, or by the Committee, without the consent of any current or former Outside Director for whom an Account has been established, provided that any termination or amendment will be of general application to all Outside Directors participating in the Plan (and their designated beneficiaries) and will not, without the specific written consent of any such Outside Director (or designated beneficiary) adversely affect: (a) any Deferred Stock Units or amounts theretofore credited to an Account; or (b) the right of an Outside Director (or designated beneficiary) to receive all amounts due and payable with respect to an Account. Any amendment to the Plan pursuant to this Section 14.8 will be effective as of the date such amendment is so approved or as of such later date as may be specified by the Board or the Committee when amending the Plan.

14.9 Severability. Whenever possible, each provision of this Plan will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, then (i) such provision will be deemed to be amended to, and to have contained from the outset such language as is necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) other provisions of this Plan will remain in full force and effect.

14.10 Limitations on Claims. Any claim or action by any Outside Director or beneficiary to recover benefits allegedly due under the Plan or by reason of any law or that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan may not be commenced in any court or forum (a “Judicial Claim”) until after the Outside Director or beneficiary has made a claim in writing to the Department that raises all arguments and produces all evidence that the Outside Director or beneficiary believes supports the claim or action (an “Administrative Claim”). The Outside Director shall be deemed to have waived every argument and the right to produce any evidence not submitted in the Administrative Claim. Any Judicial Claim must be commenced in a court of competent jurisdiction or appropriate forum, no later than 24 months after the earliest of the date that payment was first made, or allegedly due, under the Plan or the first date the Outside Director beneficiary knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the Administrative Claim is commenced within the 24-month period, the period for commencing a Judicial Claim shall expire on the later of the date upon which the 24-month period ends and the date that is three months after a final notice of denial is sent by the Department. Any claim or action filed in a court or other forum after the end of the 24-month period (or, if applicable, after the end of the three-month period following conclusion of the Administrative Claim) will be time-barred.

14.11 Governing Law. The Plan will be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its conflicts-of-laws provisions.

14.12 Compliance with Law. This Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the applicable requirements of Internal Revenue Code Section 409A, and will be administered in accordance with Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance to the extent that Internal Revenue Code Section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Internal Revenue Code Section 409A, then such payment or benefit will be provided in full at the earliest time thereafter when such penalties will not be imposed. For purposes of Internal Revenue Code Section 409A, a series of installment payments shall be treated as a single payment. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Internal Revenue Code Section 409A, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Internal Revenue Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.